                                                                        EX-10.17


                              EMPLOYMENT AGREEMENT

                                    BETWEEN

                               MELLON BANK, N.A.

                                      AND

                                FRANK V. CAHOUET

                         EFFECTIVE AS OF JULY 25, 1993

                            (AS AMENDED AND RESTATED
                          EFFECTIVE OCTOBER 17, 1995)


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THIS AGREEMENT, made effective as of July 25, 1993 by and between Mellon Bank,
N.A. (the "Company"), a national banking association, and Frank V. Cahouet (the "Executive"),
                                WITNESSETH THAT:

WHEREAS, the Executive, who has served as Chairman and Chief Executive Officer of the Company and Mellon Bank Corporation (the "Holding Company"), effective as of June 19, 1987, is willing to continue to serve in such capacity, and the Company desires to retain the Executive in such capacity on the terms and conditions herein set forth;

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto hereby agree as follows:

1. EMPLOYMENT. The Company agrees to continue to employ the Executive, and the Executive agrees to continue to be employed by the Company, for the Term provided in Paragraph 3(a) below and upon the other terms and conditions hereinafter provided. The Executive hereby represents and warrants that he has the legal capacity to execute and perform this Agreement, that it is a valid and binding agreement, enforceable against him according to its terms, and that its execution and performance by him does not violate the terms of any existing agreement or understanding to which the Executive is a party. In addition, the Executive represents and warrants that he knows of no reason why he is not physically capable of performing his obligations under this Agreement in accordance with its terms.

2. POSITION AND RESPONSIBILITIES. During the Term, the Executive (a) agrees to serve as the Chairman and Chief Executive Officer of the Company and the Holding Company, and to be responsible for the general management of the affairs of the Company and the Holding Company, reporting directly to the respective Boards of Directors of the Company (the "Board") and the Holding Company, and as a member of such boards for

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the period for which he is and shall from time to time be elected, (b) shall be given such authority as is appropriate to carry out the duties described above, and (c) agrees to serve, if elected, as an officer and director of any other subsidiary or affiliate of the Company or the Holding Company.

3.  TERM AND DUTIES.

        (a) TERM OF EMPLOYMENT. The term of the Executive's employment under this Agreement shall be deemed to have commenced on July 25, 1993 and shall continue thereafter through December 31, 1998 (the "Term").

        (b) DUTIES. During the Term, and except for illness or incapacity and reasonable vacation periods of no more than 4 weeks in any calendar year (or such other period as shall be consistent with the Company's policies for other key executives), the Executive shall devote all of his business time, attention, skill and efforts exclusively to the business and affairs of the Company and the Holding Company and their subsidiaries and affiliates, shall not be engaged in any other business activity, and shall perform and discharge well and faithfully the duties which may be assigned to him from time to time by the board of directors of the Company or the Holding Company; provided, however, that nothing in this Agreement shall preclude the Executive from devoting time during reasonable periods required for:

            (i) serving, in accordance with the Company's policies and with the prior approval of the Board, as a director or member of a committee of any company or organization involving no actual or potential conflict of interest with the Company or the Holding Company or any of their subsidiaries or affiliates;

            (ii)  delivering lectures and fulfilling speaking engagements;

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            (iii)  engaging in charitable and community activities; and

            (iv) investing his personal assets in businesses in which his participation is solely that of an investor in such form or manner as will not violate Section 7 below or require any services on the part of the Executive in the operation or the affairs of such business, provided, however, that such activities do not materially affect or interfere with the performance of the Executive's duties and obligations to the Company or the Holding Company.

4. COMPENSATION. For all services rendered by the Executive in any capacity required hereunder during the Term, including, without limitation, services as an executive, officer, director, or member of any committee of the Company, the Holding Company or any subsidiary, affiliate or division thereof, the Executive shall be compensated as follows:

        (a) BASE SALARY. The Company shall pay the Executive a fixed salary ("Base Salary") of $760,000 per annum, subject to such periodic review (which shall occur at least annually) and such periodic increases as the Board shall deem appropriate in accordance with the Company's customary procedures and practices regarding the salaries of senior officers; provided, however, in determining such increases, the Board shall take into consideration the base salaries of the chief executive officers of the 10 largest bank holding companies in the United States, ranked by total assets, the performance of which is substantially similar to that of the Holding Company. Base Salary shall be payable in accordance with the customary payroll practices of the Company, but in no event less frequently than monthly.

        (b) BONUS. The Company shall pay the Executive such amounts, if any, as may be due under the terms of the Mellon Bank Corporation Profit Bonus Plan (or any successor plan), with such payments of bonus to be made in accordance with the terms of such bonus plan. For the Profit Bonus Plan award for 1994 (payable in

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        1995) and for future years, it is understood that the Executive may receive some portion of his Profit Bonus Plan award in the form of restricted stock or phantom stock units, such awards are to be made on the same terms as apply to other members of the Office of the Chairman.

        (c) STOCK OPTIONS. The Holding Company shall from time to time after the date of this Agreement consider the grant to the Executive of options to purchase shares of the Holding Company's Common Stock (the "Common Stock"). Such options shall be granted under and subject in all respects to the terms of the Holding Company's Long-Term Profit Incentive Plan (1981) (or any successor plan) and, in the event of retirement, shall be exercisable through their stated expiration date.

        (d) ADDITIONAL BENEFITS. Except as modified by this Agreement, the Executive shall be entitled to participate in all compensation or employee benefit plans or programs, and to receive all benefits, perquisites and emoluments for which any salaried employees are eligible under any plan or program, now or hereafter established and maintained by the Company or the Holding Company for senior officers, to the extent permissible under the general terms and provisions of such plans or programs and in accordance with the provisions thereof, including group hospitalization, health, dental care, senior executive life or other life insurance, travel or accident insurance, disability plans, tax-qualified or non-qualified pension, savings, thrift and profit-sharing plans, deferred compensation plans, termination pay programs, sick-leave plans, auto allowance or auto lease plans, and executive contingent compensation plans, including, without limitation, capital accumulation programs and stock purchase, restricted stock or stock option plans.

        Specifically, but not by way of limitation, the Company shall furnish the Executive, without cost to him, with life insurance for the benefit of the Executive's designated beneficiary in an amount at least equal to twice his Base Salary (without regard to any deferrals of Base Salary made by the Executive).

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        Notwithstanding the foregoing, nothing in this Agreement shall preclude the amendment or termination of any such plan or program, on the condition that such amendment or termination is applicable generally to all of the senior officers of the Company or any subsidiary or affiliate and that no such amendment may result in a reduction of the amount of benefits provided to the Executive under any such plan or program or the life insurance provided for the benefit of the Executive's designated beneficiary.

        (e) PERQUISITES. The Company will also furnish the Executive, without cost to him, with (i) a Company-owned or leased automobile and driver,
        (ii) membership in one country club located within the Pittsburgh metropolitan area and one business club located in Pittsburgh, (iii) an annual physical examination of the Executive by a physician selected by the Executive, (iv) participation in the Company's matching gifts program, and (v) personal financial, investment or tax advice, not to exceed a reasonable sum per annum, to the extent costs or expenses of the Executive to be reimbursed are properly documented for Federal income taxation purposes to preserve any deduction for such reimbursements to which the Company may be entitled.

5. BUSINESS EXPENSES. The Company shall pay or reimburse the Executive for all reasonable travel or other expenses incurred by the Executive (and his spouse where there is a legitimate business reason for his spouse to accompany him) in connection with the performance of his duties and obligations under this Agreement, subject to the Executive's presentation of appropriate vouchers in accordance with such procedures as the Company may from time to time establish for senior officers and to preserve any deductions for Federal income taxation purposes to which the Company may be entitled.

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6.  EFFECT OF TERMINATION OF EMPLOYMENT.

        (a) In the event the Executive's employment hereunder terminates due to either Permanent Disability, a Without Cause Termination, or a Constructive Discharge, the Company shall, as liquidated damages or severance pay, or both, continue, subject to the provisions of Section 7 below, to pay the Executive's Base Salary as in effect at the time of such termination from the date of termination until the end of the Term, provided, however, that in the case of Permanent Disability, such payments shall be offset by any amounts otherwise paid to the Executive under the Company's disability program generally available to other employees. In addition, earned but unpaid Base Salary as of the date of termination of employment shall be payable in full and the target bonus award (or, if higher, the bonus award the Executive would have received had he been employed throughout the bonus year), including any restricted stock or phantom stock units payable in lieu of any portion of the Profit Bonus Plan award, shall be payable on a pro-rated basis for the year in which such termination of employment occurs only. The Executive shall continue to participate through the end of the Term, or such longer period as shall be prescribed in any plan or program, in all compensation or employee benefit plans or programs maintained by the Company or the Holding Company in which he was participating on the date of termination, including group hospitalization, health, dental care, senior executive life or other life insurance, travel or accident insurance, disability plans, tax qualified savings plans, thrift and profit-sharing plans and deferred compensation plans, all in accordance with the terms and conditions of the applicable employee benefit plans in effect from time to time as applied to employees. The Executive shall continue to receive years of service credit under all tax-qualified or non-qualified retirement plans and related excess benefit plans maintained by the Company for the Executive through the end of the Term and shall be 100% vested in such plans as of the date of the termination of his employment. The Perquisites set forth in Paragraphs 4(e)(i), (ii) and (v) shall continue through the first anniversary of the Executive's termination of employment (except for the driver

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        which shall continue only for the 90-day period following the
        Executive's termination of employment). Any options to purchase shares of the Holding Company's Common Stock or shares of restricted stock which are unvested as of the date of the Executive's termination of employment shall continue to vest and be exercisable through the end of the Term and thereafter, as permitted by the applicable plan. The Executive shall have no duty or obligation to seek other employment through the end of the Term or thereafter.

        (b) In the event the Executive's employment hereunder terminates due to a Termination for Cause or the Executive terminates employment with the Company for reasons other than a Constructive Discharge, Permanent Disability or retirement pursuant to Section 8 below, earned but unpaid Base Salary as of the date of termination of employment shall be payable in full. However, no other payments shall be made, or benefits provided, by the Company under this Agreement except for stock options to the extent already vested and exercisable, and except for benefits, which have already become vested, under the Supplemental Pension provided in Section 8 of this Agreement and under the terms of employee benefit programs maintained by the Company or its affiliates for its employees generally.

        (c) For purposes of this Agreement, the following terms have the following meanings:

            (i) The term, "Termination for Cause", means, to the maximum extent permitted by applicable law, a termination of the Executive's employment by the Company by a vote of a majority of the Board members then in office, because the Executive has (a) been convicted of a criminal offense covered by Section 19 of the Federal Deposit Insurance Act, 12 U.S.C. #1829, or (b) has entered a plea of nolo contendere thereto, or (c) has breached or failed to perform his duties hereunder, and such breach or failure to perform constitutes self-dealing, willful misconduct or recklessness, (within the meaning of

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            Section 1713(a) of the Pennsylvania Business Corporation Law, as
            amended), or a final determination has been reached that the Executive has violated the representations made in Section 1 above, or the provisions of Section 7, below; provided, however, that the Board has given the Executive advance notice of such Termination for Cause including the reasons therefor, together with a reasonable opportunity for the Executive to appear with counsel before the Board and to reply to such notice.

            (ii) The term, "Constructive Discharge", means a termination of the Executive's employment by the Executive due to a failure of the Company or its successors to fulfill the obligations under this Agreement in any material respect, including (a) any failure to elect or reelect or to appoint or reappoint the Executive to the offices of Chairman and Chief Executive Officer of the Company and the Holding Company or as a member of each of their boards of directors or (b) any other material change by the Company and the Holding Company in the functions, duties or responsibilities of the Executive's position with the Company and the Holding Company which would reduce the ranking or level, dignity, responsibility, importance or scope of such position, (c) any imposition on the Executive of a requirement to be permanently based at a location more than fifty miles from the principal office of the Company without the consent of the Executive, or (d) any reduction without the consent of the Executive in the Executive's salary below the amount then provided for under Paragraph 4(a) hereof.

            (iii) The term "Without Cause Termination" means a termination of the Executive's employment by the Company, upon 30 days notice to the Executive, other than due to Permanent Disability or expiration of the Term and other than a Termination for Cause.

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            (iv)  The term "Permanent Disability" means the inability of the
            Executive to work for a period of six full calendar months during any eight consecutive calendar months due to illness or injury of a physical or mental nature, supported by the completion by the Executive's attending physician of a medical certification form outlining the disability and treatment.

7.  OTHER DUTIES OF EXECUTIVE DURING AND AFTER TERM.

        (a) CONFIDENTIAL INFORMATION. The Executive recognizes and acknowledges that certain information pertaining to the affairs, business, clients, or customers of the Holding Company or any of its subsidiaries or affiliates (any or all of such entities hereinafter referred to as the "Business"), as such information may exist from time to time, is confidential information and is a unique and valuable asset of the Business, access to and knowledge of which are essential to the performance of his duties under this Agreement. The Executive shall not, through the end of the Term or thereafter, except to the extent reasonably necessary in the performance of his duties under this Agreement, divulge to any person, firm, association, corporation or governmental agency, any information concerning the affairs, business clients, or customers of the Business (except such information as is required by law to be divulged to a government agency or pursuant to lawful process or such information which is or shall become part of the public realm through no fault of the Executive), or make use of any such information for his own purposes or for the benefit of any person, firm, association or corporation (except the Business) and shall use his reasonable best efforts to prevent the disclosure of any such information by others. All records, memoranda, letters, books, papers, reports, accountings or other data, and other records and documents relating to the Business, whether made by the Executive or otherwise coming into his possession are, shall be, and shall remain the property of the Business. No copies thereof shall be made which are not retained by the Business, and the Executive agrees, on termination of his

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        employment, or on demand of the Holding Company, to deliver the same to the Holding Company.

        (b) NON-COMPETE. Through the end of the Term, the Executive shall not without express prior written approval by order of the Board, directly or indirectly own or hold any proprietary interest in, or be employed by or receive remuneration from, any corporation, partnership, sole proprietorship or other entity engaged in competition with the Company, the Holding Company or any of their affiliates (a "Competitor"), other than for severance type benefits from entities constituting prior employers of the Executive. The Executive also agrees that he will not solicit for the account of any Competitor, any customer or client of the Company, the Holding Company or their affiliates, or, in the event of the Executive's termination of employment, any entity or individual that was such a customer or client during the 12 month period immediately preceding the Executive's termination of employment. The Executive also agrees not to act on behalf of any Competitor to interfere with the relationship between the Company, the Holding Company or their affiliates and their employees.

        For purposes of the preceding sentence, (i) the term, "Proprietary interest", means direct or indirect legal or equitable ownership, whether through stockholdings or otherwise, of an equity interest in a business, firm or entity other than ownership through mutual funds or other similar diversified vehicles; provided, however, that the Executive shall not be required to divest any previously acquired equity interest and (ii) an entity shall be considered to be "engaged in competition" if such entity is a commercial bank located in Pittsburgh, Pennsylvania or any other major money center commercial bank or major regional commercial bank, in either case, with principal offices in any state east of the Mississippi River. Notwithstanding the foregoing, it is understood that the Executive is subject to all policies and procedures of the Company and the Holding Company regarding investment in securities of competitors.

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        (c)  REMEDIES.  The Company's obligation to make payments or provide for or increase any benefits under this Agreement (except to the extent vested) shall cease upon any violation of the preceding provisions of this Section; provided, however, that the Executive shall first have the right to appear before the Board with counsel and that such cessation of payments or benefits shall require a vote of a majority of the Board members then in office, and provided, further, that in the event of a violation of the preceding provisions of this Section following a "change in control" (as defined for purposes of the severance arrangements for employees of the Company adopted by the Board in a resolution dated June 15, 1987) the Company's obligations to make payments or provide for any benefits under this Agreement shall cease only to the extent of the Executive's remuneration from subsequent employers, or income from self employment which is subject to FICA taxation, during the period liquidated damages or severance compensation is to be paid by the Company. The Executive's agreement as set forth in this Section 7 shall survive the Executive's termination of employment with the Company.

8.  RETIREMENT.

        (a) The Executive may elect, upon not less than 12 months' advance written notice, to retire under this Agreement, if then in effect, on the first day of any month coincident with or after his attainment of age 62. In the event of such retirement, the Term and the Company's obligation to make payments under Section 4 above shall cease as of the retirement date, except for (i) earned but unpaid Base Salary which shall be payable in full and the target bonus award (or, if higher, the bonus award the Executive would have received had he been employed throughout the bonus year), including any restricted stock or phantom stock units payable in lieu of any portion of the Profit Bonus Plan award, which shall be payable on a pro-rated basis for the year of retirement, (ii) vested benefits under Company plans or programs maintained for employees generally and (iii) the delivery of shares or cash

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        upon the exercise of stock options held by the Executive pursuant to the terms of the Holding Company's stock option plan. In addition, the Company shall pay a monthly supplemental retirement benefit to the Executive, commencing immediately and continuing for the remainder of his life, which benefit shall be payable in the form of a 50% joint and survivor annuity which shall be unreduced for the actuarial value of the survivor's benefit. If the Executive's spouse at the time of his death is not more than three years younger than the Executive, the survivor benefit shall be equal to 50% of the Executive's benefit and shall be payable for the remainder of the spouse's life. If the Executive's spouse at the time of his death is more than three years younger than the Executive, the benefit payable to the survivor shall be reduced to a benefit having the same actuarial value as the benefit that would have been payable had the spouse been three years younger than the Executive. The Executive shall also have the right to elect a 100% joint and survivor annuity, on an actuarially-reduced basis or a lump-sum payment, on an actuarially-reduced basis (if the Executive makes a timely lump-sum election which avoids constructive receipt), or any other form of payment available or provided under the "Supplemental Plans" defined in this Paragraph. Actuarial reductions shall be based on the actual ages of the Executive and his spouse at the time of retirement. In the event that the Executive elects a form of payment other than the automatic 50% joint and survivor annuity or other than a lump sum payment, and remarries subsequent to retirement, the benefits payable under this Section shall be actuarially adjusted at the time of the Executive's death to reflect the age of the subsequent spouse. If the Executive elects a lump sum payment at retirement, no further benefits will be payable under this Section. The amount of the monthly retirement benefit as an unreduced 50% joint and survivor annuity shall be equal to the product of (A) the "Compensation Percentage" multiplied by (B) the Executive's "Final Average Compensation" multiplied by (C) the Executive's "Vesting Percentage", with such product reduced by (D) the total monthly amount of benefit (measured for purposes of this offset as if the Executive elected a 50% joint and survivor annuity upon retirement) provided to or in respect of the Executive under

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        all tax-qualified retirement plans and related excess benefit and other benefit restoration plans maintained by the Company or the Holding Company for the Executive, including the Mellon Bank Benefit Restoration Plan and the Mellon Bank IRC Section 401(a)(17) Plan (the "Supplemental Plans") and benefits paid pursuant to Section 4.7 of the Mellon Bank Corporation Elective Deferred Compensation Plan for Senior Officers, but not including payments of any compensation previously deferred under any deferred compensation plan of the Company or the Holding Company, or interest thereon, or payments from the Mellon Bank Corporation Retirement Savings Plan, a 401(k) plan.

        The Executive owns interest in life insurance policies (the "Policies") as a participant in the Mellon Bank Senior Executive Life Insurance Plan. The supplemental retirement benefit payable to the Executive hereunder shall be further reduced by the Executive's interest in the cash value of the Policies. This reduction shall be calculated in the same manner as under the Supplemental Plans.

        If Executive retires after he attains age 65, Executive shall be entitled for the period after he attains age 65 until his actual retirement date to receive both (A) an actuarial increase in the gross supplemental retirement benefit which would have been payable to him if he had retired when he attained age 65 and (B) an additional incremental gross supplemental retirement benefit, without actuarial increase, based on his additional service and increase, if any, in his Final Average Compensation subsequent to attaining age 65. The increases described in the preceding sentence shall be calculated in the manner illustrated in Appendix A hereto, using for purposes of clause (A) the actuarial factors set forth in the Mellon Bank Retirement Plan. For purposes of determining the benefit described in clause (A) above, Final Average Compensation may be determined based on Base Salary for the 36 consecutive months from June 1, 1994 to May 31, 1997 and Bonus Awards paid to the Executive for work performed in the 36-month period from January 1, 1995 to December 31, 1997, if such Base Salary and Bonus Awards result in a higher Final

        Average Compensation than Final Average Compensation as described in Paragraph 8(e). This adjusted gross supplemental retirement benefit shall then be reduced by other benefits which are payable to Executive and Executive's interest in the cash value of Policies as of his actual retirement date in the manner described above in this Paragraph 8(a).

        The Executive shall elect the form of payment of his supplemental retirement benefit at the same time and subject to the same provisions (including timing requirements and all reductions and/or penalties for late elections) as provided under the Supplemental Plans. After retirement, the Executive (or beneficiary who is receiving payments) may elect to receive his remaining supplemental retirement benefits which are payable hereunder in a lump sum payment, calculated in the same manner and subject to the same reductions as under the Supplemental Plans. In the event that the Executive elects a form of payment of his supplemental retirement benefits which provides for payments to continue after his death and the Executive dies without having received all payments of supplemental retirement benefits that may be payable hereunder, then the unpaid balance of such benefits shall be paid in accordance with the form of payment elected by the Executive. Any such remaining payments shall be made to the Executive's beneficiary provided under the Supplemental Plans, subject to any contrary written instructions from the Executive designating a different beneficiary for such payments.

        (b) The Executive may also elect, upon not less than 12 months' advance written notice, to retire under this Agreement on the first day of any month coincident with or after his attainment of age 60. Benefits will be computed on the basis of the years of service, "Final Average Compensation", "Compensation Percentage" and "Vesting Percentage" determined at the date of such retirement prior to age 62 and shall be actuarially reduced from the unreduced full payment required under this Agreement at age 62 to reflect such early retirement. In the event of such retirement, the Term and the Company's obligations to make payments under Section 4 above shall cease as of the retirement date.

        (c) Notwithstanding the foregoing, in no event shall the Executive receive any payments under this Section 8 or be deemed to be retired from the Company while the Executive is entitled to payments under Paragraph 6(a).

        (d) As used in this Agreement, "Compensation Percentage" means 50% plus 2.5% for each full year of employment which the Executive has completed under this Agreement as of the date his active employment with the Company terminates, plus 2.5% for each full year the Executive receives payments under Paragraph 6(a) hereof (with such percentage pro-rated for the partial contract year in which such final termination of the Executive's employment occurs or in which such final payments under Paragraph 6(a) hereof are made, whichever shall be applicable).

        (e) As used in this Agreement, "Final Average Compensation" means the average monthly amount of the Executive's Base Salary and any bonus award for the 36 consecutive months of the Executive's employment by the Company, under this Agreement or prior agreements, which produces the highest average amount. The cash value of any portion of bonus payable as either restricted stock or phantom stock units (in lieu of any portion of the Profit Bonus Plan award) shall be determined on the date such restricted stock or phantom stock units are granted for purposes of determining Final Average Compensation. Any portion of the Executive's Base Salary and bonus award which is deferred by the Executive under prior agreements with the Company or under any Company or Holding Company employee benefit plan shall be included for purposes of determining Final Average Compensation.

        (f) As used in this Agreement, the term "Vesting Percentage" shall be determined from the following vesting schedule on the basis of the number of full months of employment with the Company which the Executive has completed under this Agreement as of the date his active employment with the Company terminates plus the number of months during which the Executive receives payments under Paragraph 6(a).

                                      VESTING SCHEDULE

                VESTING INTERVAL                        VESTING PERCENTAGE
                Less than 11                                    85%
                11 or more                                     100%

        In the event the Executive's employment is terminated during the first 11 months of the Term, the Executive's vesting percentage shall be 85% increased by a pro rata portion of the remaining 15% determined by dividing the number of whole months worked during such 11-month period by 11.

        In the event the Executive's termination of employment is due to death, prior to the commencement of the payment of pension benefits under this Section, and he shall be survived by a spouse, such spouse shall be entitled to receive a pre-retirement death benefit, payable in the form of a lifetime annuity, equal in value to the benefit which would have been payable to the Executive hereunder had he retired immediately prior to the date of his death and elected the unreduced 50% joint and survivor annuity provided under Paragraph (a) of this Section 8. If the Executive's spouse at the time of his death is more than three years younger than the Executive, the benefit payable to the survivor shall be reduced to a benefit having the same actuarial value as the benefit that would have been payable had the spouse been three years younger than the Executive.

9.  LIMITATION AS TO AMOUNTS PAYABLE.

        (a) SECTION 280G LIMITATION. In the event that any payment, coverage or benefit provided under this Agreement would, in the opinion of counsel for the Company, not be deemed to be deductible in whole or in part in the calculation of the Federal income tax of the Company, or any other person making such payment or providing such coverage or benefit, by reason of Section 280G of the Code, the aggregate payments, coverages or benefits provided hereunder shall be reduced to the "safe harbor" level under Section 280G of the Code so that no portion of such amount which is paid to the Executive is not deductible by reason of Section 280G of the Code. Executive may determine which payments, coverages or benefits will be reduced in order to satisfy the "safe harbor" level under Section 280G. Furthermore, the Company shall hold such portions not paid to the Executive in escrow pending a final determination of whether such amounts would be deductible if paid to the Executive, and the Company shall use its best efforts to seek a ruling from the Internal Revenue Service that any portion of such payments, coverages or benefits not paid to the Executive pursuant to this Paragraph 9(a) would continue to be deductible if paid to the Executive and the Company shall pay to the Executive any portion of such amounts for which such a ruling is received. In the event the IRS will not rule on such matter, the Company shall pay to the Executive such amounts maintained in escrow pursuant to this Paragraph 9(a) as shall be determined at some point in time by a counsel, selected by the Company and the Executive, is likely to be deductible if paid to the Executive or shall be forfeited by the Executive in the event of a final determination by the IRS that such amounts are not deductible. For purposes of this Paragraph, the value of any non-cash benefit or coverage or any deferred or contingent payment or benefit shall be determined by the independent auditors of the Company in accordance with the principles of Section 280G of the Code.

        (b) OFFSET. Within 90 days following any termination of his employment which constitutes a Without Cause Termination or Constructive Discharge (as such terms are defined in Paragraph 6(c)), Executive may elect, by written notice to Employer, to have the provisions of this Paragraph 9(b) apply to reduce the aggregate payments, coverages and benefits provided under this Agreement during the remainder of the Term of this Agreement following his termination of employment (hereafter the "Applicable Period"). If Executive does not make such election, this Paragraph 9(b) shall have no application or effect under this Agreement.

        If Executive elects to have this Paragraph 9(b) apply, the aggregate payments, coverages and benefits provided to Executive under this Agreement during the Applicable Period following his termination of employment shall be reduced by "mitigation" (as defined below) to comply with Regulations under Section 280G of the Code, including, in particular, Question and Answer 42(b). "Mitigation" shall mean that payments which are made and benefits which are provided by the Employer during the Applicable Period after termination of Executive's employment and which are attributable to the Applicable Period and not to any other period will be reduced by all earned income (within the meaning of Section 911(d)(2)(A) of the Code) received by Executive from persons or entities other than the Employer or from self employment during the Applicable Period.

        Not less frequently than annually (by December 31 of each year) during the Applicable Period, Executive shall account to the Employer with respect to all payments and benefits received by Executive from other employment or self employment during the Applicable Period which are required by reason of his duty of "mitigation" hereunder to be offset against payments or benefits received by Executive from the Employer during the Applicable Period. During the Applicable Period, if the Employer has paid amounts in excess of those to which Executive was entitled (after giving effect to the offsets provided above), Executive shall reimburse the Employer for such excess by December 31 of such year.

        If Executive receives earned income from other employment or self employment during only a portion, but not all, of the Applicable Period, only payments which are made and benefits which are provided by the Employer that are attributable to the portion of the Applicable Period during which Executive receives earned income from other employment or self employment shall be subject to reduction and offset as provided above.

        If Executive elects to have this Paragraph 9(b) apply, Executive may elect, at any time, to be subject to a greater (but no lesser) duty of "mitigation" than otherwise provided above in this Paragraph 9(b), if counsel selected by Executive determines that such greater duty of "mitigation" is advisable in order to comply with Regulations under
        Section 280G.

10. LEGAL FEES, RELATED EXPENSES. The Company agrees to promptly reimburse the Executive for his reasonable legal and consulting fees incurred in the preparation and negotiation of this Agreement. In addition, in the event of any litigation or other proceeding between the Company and the Executive with respect to the subject matter of this Agreement and the enforcement of rights hereunder, the Company shall reimburse the Executive for his reasonable costs and expenses relating to such litigation or other proceeding, including attorneys' fees and expenses, provided that such litigation or proceeding results in any: (i) settlement requiring the Company to make a payment to the Executive; or (ii) judgment, order or award in favor of the Executive, unless such judgment, order or award is subsequently reversed on appeal or in a collateral proceeding.

11. WITHHOLDING TAXES. The Company may directly or indirectly withhold from any payments made under this Agreement all Federal, state, city or other taxes as shall be required pursuant to any law or governmental regulation or ruling.

12. CONSOLIDATION, MERGER, OR SALE OF ASSETS. Nothing in this Agreement shall preclude the Company from consolidating or merging into or with, or transferring all or substantially all of its assets to, another corporation which assumes this Agreement and all obligations and undertakings of the Company hereunder. Upon such a consolidation, merger or transfer of assets and assumption, the term, "Company", as used herein shall mean such other corporation and this Agreement shall continue in full force and effect.

13. NOTICES. All notices, requests, demands and other communications required or permitted hereunder shall be given in writing and shall be deemed to have been duly given if delivered or mailed, postage prepaid, by same day or overnight mail as follows:

        (a)     To the Company:

                Director-Human Resources Department
                Mellon Bank, N.A.
                1 Mellon Bank Center
                Pittsburgh, Pennsylvania 15258


        (b)     To the Executive:

                615 East Drive
                Sewickley, Pennsylvania 15143


                with copies to:


                Peter Mullin
                Management Compensation Group
                644 S. Figueroa Street
                Los Angeles, California 90017

                Joseph D. Mandel
                15478 Longbow Drive
                Sherman Oaks, California 91403

or to such other address as either party shall have previously specified in writing to the other.

14. NO ATTACHMENT. Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect, provided, however, that nothing in this Section 14 shall preclude the assumption of such rights by executors, administrators, or other legal representatives of the Executive or his estate and their assigning any rights hereunder to the person or persons entitled thereto.

15. SOURCE OF PAYMENTS. All payments provided for under this Agreement shall be paid in cash from the general funds of the Company. The Company shall not be required to establish a special or separate fund or other segregation of assets to assure such payments, and, if the Company shall make any investments to aid it in meeting its obligations hereunder, the Executive shall have no right, title, or interest whatever in or to any such investments except as may otherwise be expressly provided in a separate written instrument relating to such investments. Nothing contained in this Agreement, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship, between the Company and the Executive or any other person. To the extent that any person acquires a right to receive payments from the Company hereunder, such right shall be no greater than the right of an unsecured creditor of the Company.

16. BINDING AGREEMENT. This Agreement shall be binding upon, and shall inure to the benefit of, the Executive and the Company and, as permitted by this Agreement, their respective successors, assigns, heirs, beneficiaries and representatives.

17. GOVERNING LAW. The validity, interpretation, performance, and enforcement of this Agreement shall be governed by the laws of the Commonwealth of Pennsylvania.

18. COUNTERPARTS. This Agreement may be executed in counterparts, each of which, when executed, shall be deemed to be an original and both of which together shall be deemed to one and the same instrument.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed and its seal to be affixed hereunto by its officers thereunto duly authorized, and the Executive has signed this Agreement, all as of the first date above written.

ATTEST:                                         Mellon Bank, N.A.

  ELAINE BECK ORESTI                            By:     D. MICHAEL ROARK
----------------------                             ---------------------------
  Elaine Beck Oresti                                    D. Michael Roark
      Secretary                                    Head of the Human Resources
                                                           Department


                                                   FRANK V. CAHOUET
                                                   ---------------------------
                                                   Frank V. Cahouet

                                  APPENDIX A

                                 Frank Cahouet
Employment Agreement Dated as of July 25, 1993 Amended through October 17, 1995
                        Supplemental Retirement Benefit

Basis of Sample Calculation

Birth Date:                  May 25, 1932
Spouse Birth Date:           March 2, 1931
Assumed Retirement Date:     January 1, 1999

Compensation Assumption:     Salary or Bonus in Any Given Year is Greater Than or Equal to Prior Year Salary or Bonus

Service at Age 65:           Elapsed Time from 7/25/93 to 5/31/97 Rounded up to Complete Month    =    SVC65
Service at Retirement:       Elapsed Time from 7/25/93 to 12/31/98 Rounded up to Complete Month   =    SVCRET

Actuarial Equivalence:       1979 Buck (80% Male, 20% Female) Mortality, 7% Interest
                             N(12)65                                                              =    N(12)65
                             N(12)66 7/12                                                         =    N(12)RET
                             Life Annuity to 50% Joint & Contingent Annuity Conversion Factor     =    JS65:66
                             (Executive Age Nearest 65, Spouse Age Nearest 66)
                             Life Annuity to 50% Joint & Contingent Annuity Conversion Factor     =    JS67:68
                             (Executive Age Nearest 67, Spouse Age Nearest 68)

Determination of Final Average Compensation at Age 65

        /-----------------------------------------------------------------------------------------------------------/
                Salary                                    Bonus                                    Total
                 Date                Salary               Date                Bonus             Compensation
        /----------------------------------------------------------------------------------------------------------/
          6/1/94 - 5/31/95          Salary 1         1/1/95 - 12/31/95       Bonus 1        Salary 1 + Bonus 1
          6/1/95 - 5/31/96          Salary 2         1/1/96 - 12/31/96       Bonus 2        Salary 2 + Bonus 2
          6/1/96 - 5/31/97          Salary 3         1/1/97 - 12/31/97       Bonus 3        Salary 3 + Bonus 3

                                                     Average of Total Compensation    =    FAC65

Determination of Final Average Compensation at Retirement

        /-----------------------------------------------------------------------------------------------------------/
                                                          Bonus                                    Total
                 Date                Salary               Date                Bonus             Compensation
        /----------------------------------------------------------------------------------------------------------/
          1/1/96 - 12/31/96         Salary 4        1/1/96 - 12/31/96        Bonus 2         Salary 4 + Bonus 2
          1/1/97 - 12/31/97         Salary 5        1/1/97 - 12/31/97        Bonus 3         Salary 5 + Bonus 3
          1/1/98 - 12/31/98         Salary 6        1/1/98 - 12/31/98        Bonus 4         Salary 6 + Bonus 4

                                                    Average of Total Compensation    =    FACRET


Calculation of Age 65 Benefit

FAC65 x [50% + (2.5% x SVC65)]                                                       =    BEN65


Calculation of Age 65 Benefit Actuarially Increased to reflect Delayed Commencement at 1/1/99

[BEN65 / JS65:66] x [N(12)65 / N(12)RET] x JS67:68                                  =    BEN65A1

Calculation of Annual Benefit Payable Upon Retirement at 1/1/99

BEN65AI + [FACRET x [50% + (2.5% x SVCRET)] - BEN65]                                =    BENRET